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                                                                    Exhibit 99.1

Dril-Quip, Inc. Announces Results for First Quarter 2003

Wednesday May 7, 7:30 am ET

HOUSTON, May 7 /PRNewswire-FirstCall/ -- Dril-Quip, Inc. (NYSE: DRQ - News) today announced revenues of $55.2 million for the three months ended March 31, 2003, an increase of 8.1% over revenues of $51.1 million for the first quarter of 2002. Net income was $2.1 million for the quarter ended March 31, 2003, down from $2.8 million for the quarter ended March 31, 2002. Earnings per share for the 2003 first quarter were $0.12 compared to $0.16 for the same period in 2002. Operating income, which decreased from $4.8 million in the first quarter of 2002 to $3.5 million in the first quarter of 2003, decreased as a percentage of revenues from approximately 9% to 6%. This decrease was primarily due to competitive pricing pressure, increases in manufacturing costs and changes in product mix.

In addition, the Company announced that as of March 31, 2003, its backlog was approximately $92 million, up slightly from $90 million at March 31, 2002. While the longer term outlook for the oil service sector appears to be improving, the Company currently expects its results of operations for the second quarter of 2003 to approximate results of operations experienced in the first quarter of 2003, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company's control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company's international operations, operating risks, and other factors detailed in the Company's public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

                                 Dril-Quip, Inc.
                  Comparative Consolidated Statements of Income
                    (in thousands, except per share amounts)

                                                       Three months ended
                                                            March 31,
                                                       2002          2003

    Revenues                                         $51,097        $55,221
    Cost and expenses:
      Cost of sales                                   35,616         40,130
      Selling, general and administrative              6,814          7,329
      Engineering and product development              3,914          4,287
                                                      46,344         51,746

    Operating income                                   4,753          3,475
    Interest expense                                     516            450
    Income before income taxes                         4,237          3,025
    Income tax provision                               1,451            953
    Net income                                        $2,786         $2,072

    Diluted earnings per share                         $0.16          $0.12

    Weighted average shares - fully diluted           17,351         17,293

    Depreciation and amortization                     $2,221         $2,652

    Capital expenditures                              $5,876         $2,266